Exhibit 2.1

GENWORTH FINANCIAL, INC.

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GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC

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GENWORTH MORTGAGE INSURANCE CORPORATION

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BROOKFIELD BBP CANADA HOLDINGS INC.

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BROOKFIELD BUSINESS PARTNERS L.P., solely for purposes of Section 5.6, Article 8 and Article 10

SHARE PURCHASE AGREEMENT

Dated as of August 12, 2019

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TABLE OF CONTENTS

(continued)

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THIS SHARE PURCHASE AGREEMENT is made August 12, 2019;

BETWEEN:

GENWORTH FINANCIAL, INC., a corporation governed by the laws of the State of Delaware (the “Parent”)

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GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC, a limited liability company governed by the laws of the State of Delaware (“GFIH”)

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GENWORTH MORTGAGE INSURANCE CORPORATION, a corporation governed by the laws of the State of North Carolina (“GMIC” and together with GFIH, the “Vendors”)

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BROOKFIELD BBP CANADA HOLDINGS INC., a corporation governed by the laws of the Province of Ontario, (the “Purchaser”)

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BROOKFIELD BUSINESS PARTNERS L.P., an exempted limited partnership governed by the laws of Bermuda, (the “Guarantor”), solely for purposes of Section 5.6, Article 8 and Article 10.

RECITALS:

A.	Each of the Vendors is an indirect wholly-owned subsidiary of the Parent.

B.

As of the date of this Agreement, GFIH is the registered and beneficial owner of 34,799,545 common shares in the capital of MIC (the “GFIH Shares”) and GMIC is the registered and beneficial owner of 14,145,100 common shares in the capital of MIC (the “GMIC Shares”, and together with the GFIH Shares and as may be decreased by dispositions by the Vendors pursuant to a share repurchase program of MIC in accordance with Section 8.2, the “Purchased Shares”).

C.

The Vendors have, severally and not jointly nor jointly and severally, agreed to sell the Purchased Shares to the Purchaser (and the Purchaser has agreed to purchase such Purchased Shares from each of the Vendors) on and subject to the terms and conditions set forth in this Agreement.

THEREFORE the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

Section 1.1    Definitions

In this Agreement, including the Recitals, the following words and terms have the meanings set out below:

“affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For all purposes hereunder, the Purchaser and its affiliates, on the one hand, are not, and will not be deemed to be, affiliates of the Vendors, the Parent, MIC and their respective affiliates, on the other hand;

“Aggregate Purchase Price” has the meaning ascribed thereto in Section 2.1(b);

“Agreement” means this Share Purchase Agreement including all schedules and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Approvals” means, collectively, the Competition Act Approval and the Insurance Act Approval;

“Approved Press Release” has the meaning ascribed thereto in Section 10.2;

“Assignee” has the meaning ascribed to it in Section 10.3;

“Assignment” has the meaning ascribed to it in Section 10.3;

“Breaching Party” has the meaning ascribed thereto in Section 9.1(b);

“Business Combination” means any transaction, whether by way of share purchase, take-over bid (including any exempt take-over bid), plan of arrangement, merger, amalgamation, asset sale or otherwise, whether as a single transaction or multiple transactions, that would result, either directly or indirectly, in the acquisition of any common shares of MIC or a material portion of its assets;

“Business Day” means any day, other than a Saturday or Sunday, on which banks in Toronto, Ontario and New York, New York are open for commercial banking business during normal banking hours;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement;

“Closing Date” means the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 7 (excluding conditions that, by their terms, are to be satisfied at the Closing), or such earlier date or such later date as may be agreed to by the Parties, provided that the Closing Date shall be no later than the Outside Date;

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such other time as the Parties may agree in writing as the time on the Closing Date upon which the Closing shall take place;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or his designated representative;

“Commitment Letter” means the commitment letter dated as of the date hereof between Parent and Guarantor;

“Competing Transaction” has the meaning ascribed to it in Section 8.2;

“Competition Act” means the Competition Act (Canada);

“Competition Act Approval” means:

(a)	the Commissioner shall have issued an advance ruling certificate under section 102 of the Competition Act;

(b)

both of (A) the waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (B) the Purchaser shall have been advised in writing by the Commissioner that the Commissioner does not, at this time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and any terms and conditions attached to such advice shall be acceptable to the Purchaser; or

(c)	at the election of the Purchaser, the waiting period under section 123 of the Competition Act shall have expired;

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 12, 2019 between the Parent and an affiliate of the Purchaser, as it may be amended from time to time;

“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, options, adverse claims or encumbrances of any kind or character whatsoever;

“Genworth Holdings” means Genworth Holdings, Inc., a corporation governed by the laws of the State of Delaware;

“Genworth Term Loan Facility” means that certain Credit Agreement, dated as of March 7, 2018, among Genworth Holdings, the Parent, Goldman Sachs Lending Partners LLC and the lenders party thereto from time to time;

“GFIH” has the meaning ascribed thereto in the preamble;

“GFIH Pledge” means the limited recourse guarantee and pledge agreement between the Parent, GFIH and Goldman Sachs Lending Partners LLC, pursuant to which GFIH has pledged the GFIH Shares;

“GFIH ROFR” has the meaning ascribed thereto in Section 4.3;

“GFIH Shares” has the meaning ascribed thereto in the Recitals;

“GMIC” has the meaning ascribed thereto in the preamble;

“GMIC Shares” has the meaning ascribed thereto in the Recitals;

“Governmental Authorizations” means authorizations, approvals, franchises, orders, certificates, consents, directives, notices, licenses, permits, variances, agreements, instructions, registrations or other rights issued to or required by the relevant Party by or from any Governmental Entity;

“Governmental Entity” means: (a) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (b) any subdivision or authority of any of the above; (c) any stock exchange; and (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under applicable Law;

“Guarantor” has the meaning ascribed thereto in the preamble;

“Indenture Objective” has the meaning ascribed thereto in Section 8.1(i);

“Indentures” means those certain indentures, dated as of June 15, 2004 and November 16, 2006, between Genworth Holdings and The Bank of New York Mellon Trust Company, N.A., as trustee;

“Insurance Act Approval” means each of:

(a)

the prior written approval of the Minister of Finance (Canada) under subsection 407(1) of the Insurance Companies Act authorizing the Purchaser to purchase or otherwise acquire a significant interest in each class of the shares of the Insurance Companies; and

(b)	the prior written approval of the Minister of Finance (Canada) under subsection 407.1(1) of the Insurance Companies Act authorizing the Purchaser to acquire control of the Insurance Companies;

“Insurance Application” has the meaning ascribed thereto in Section 8.1(c);

“Insurance Companies” means, collectively, Genworth Financial Mortgage Insurance Company Canada and MIC Insurance Company Canada and their successors;

“Insurance Companies Act” means the Insurance Companies Act (Canada);

“Investment Canada Act” means Investment Canada Act (Canada);

“Laws” means applicable statutes, by-laws, rules, regulations, Orders, ordinances or judgments, in each case of any Governmental Entity having the force of law;

“Market Price” means the “market price” of a MIC Share as determined in accordance with Section 1.11 of NI 62-104;

“Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, financial condition or assets of MIC and its subsidiaries, taken as a whole, or (b) either individually or in the aggregate prevents or materially delays, or individually, or in the aggregate would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (v) any matter of which the Purchaser is aware on the date hereof; (vi) any changes in applicable Laws or accounting rules; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by MIC to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

“MIC” means Genworth MI Canada Inc., a corporation governed by the laws of Canada, and its successors;

“MIC Shares” means the common shares in the capital of MIC;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids; “Notice” has the meaning ascribed thereto in Section 10.4;

“Ontario Notice” means the notice requirement pursuant to Section 100 of the Insurance Act (Ontario);

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Entity or arbitrator;

“OSFI” means the Office of the Superintendent of Financial Institutions and any successor thereto;

“Outside Date” means March 31, 2020, or such later date as may be agreed to in writing by the Parties, each in their sole discretion, provided that (a) if any Approval has not been obtained by March 31, 2020, the Vendors and the Parent shall have the right to, in their sole discretion, extend the Outside Date by notice in writing to the other Parties to a date not later than June 30, 2020, and (b) if any Approval has not been obtained by June 30, 2020, the Vendors and the Parent shall have the right to, in their sole discretion, further extend the Outside Date by notice in writing to the other Parties to a date not later than September 30, 2020;

“Parent Nominees” has the meaning ascribed thereto in Section 8.4;

“Parties” means, collectively, the Parent, each of the Vendors, the Purchaser and, solely for purposes of Section 5.6, Article 8 and Article 10, the Guarantor, and “Party” means any one of them;

“Person” means any individual, sole proprietorship, partnership, firm, entity, company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation or body corporate, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Private Agreement Exemption” means the take-over bid exemption set forth in Section 4.2 of NI 62-104;

“Purchase Price” has the meaning ascribed thereto in Section 3.1;

“Purchased Shares” the meaning ascribed thereto in the Recitals;

“Purchaser” has the meaning ascribed thereto in the preamble;

“Registration Rights Agreement” means the registration rights agreement dated July 7, 2009, as assigned pursuant to assignment and assumption agreements dated July 26, 2011, July 28, 2011, August 8, 2011, August 9, 2011, August 9, 2011, August 10, 2011 and July 11, 2014 and as assigned and amended pursuant to an assignment and amending agreement for registration rights agreement dated October 1, 2015, among, inter alia, the Vendors and MIC;

“Shareholder Agreement” means the shareholder agreement between MIC, the Parent and Brookfield Life Assurance Company Limited dated July 7, 2009, as assigned and amended;

“Specified Matter” has the meaning ascribed thereto in that certain side letter dated the date hereof by and among the Parties;

“Terminating Party” has the meaning ascribed thereto in Section 9.1(b);

“Termination Notice” has the meaning ascribed thereto in Section 9.1(b);

“USMI” means Genworth Mortgage Holdings Inc., a corporation governed by the laws of the State of Delaware, and its subsidiaries;

“USMI Approvals” means, collectively, the prior written approval of the (i) Federal National Mortgage Association, (ii) Federal Home Loan Mortgage Corporation and (iii) North Carolina Department of Insurance in connection with the USMI Contribution;

“USMI Contribution” has the meaning ascribed thereto in Section 8.1(i); and

“Vendors” has the meaning ascribed thereto in the preamble.

Section 1.2    Certain Rules of Interpretation

In this Agreement:

(a)

Consent - Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency - Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(c)	Headings - Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Including - Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e)

No Strict Construction - The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Number and Gender - Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)

Severability - If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(h)

Statutory references - A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(i)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(j)

Time Periods - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

Section 1.3    Knowledge

Any reference to the knowledge of any Party shall mean to the knowledge, information and belief of Cyrus Madon, Craig Laurie, David Nowak, Jaspreet Dehl and Ryan Szainwald in respect of the Purchaser, and Kevin Schneider, Kelly Groh and Ward Bobitz in respect of the Parent and the Vendors, in each case after reviewing all relevant records and making of reasonable inquiries of direct reports.

Section 1.4    Entire Agreement

This Agreement, the Confidentiality Agreement, the Commitment Letter and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the Confidentiality Agreement, the Commitment Letter and any document required to be delivered pursuant to this Agreement and the Purchaser shall acquire the Purchased Shares as is and where is subject only to the benefit of the representations and warranties in this Agreement. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced in any proceedings involving this Agreement. Any cost estimates, projections or other predictions contained or referred to in any other material that has been provided to the Purchaser or any of its affiliates, agents or representatives (including any due diligence presentations or documents, and in particular any descriptive memorandum transmitted to the Purchaser relating to the sale of the Purchased Shares, and any supplements or addenda thereto) are not and shall not be deemed to be representations or warranties of the Vendors, the Parent or any of their affiliates, agents, employees or representatives.

Section 1.5    Commitment Letter

Notwithstanding anything to the contrary in this Agreement, all representations, warranties and covenants in this Agreement are qualified in their entirety by the provisions of the Commitment Letter and any action undertaken by any of the Parties pursuant to the Commitment Letter shall not constitute a default under or breach of any of the provisions of this Agreement.

Section 1.6    Schedules

The schedules to this Agreement, listed below, are an integral part of this Agreement:

Schedule	Description
Schedule 1.1	Purchased Shares

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Action by Vendors and Purchaser

Subject to the provisions of this Agreement, at the Closing Time:

(a)	Purchase and Sale of Purchased Shares – the Vendors shall sell to the Purchaser and the Purchaser shall purchase from the Vendors the Purchased Shares;

(b)

Payment of Purchase Price – the Purchaser shall pay the aggregate Purchase Price owing to each of the Vendors, such aggregate Purchase Price to be determined by multiplying the Purchase Price by the number of Purchased Shares held by each Vendor, respectively, at Closing (the “Aggregate Purchase Price”); and

(c)

Transfer and Delivery of the Purchased Shares – the Vendors shall transfer and deliver to the Purchaser share certificates, if any, representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, or otherwise deliver the Purchased Shares to the Purchaser by electronic settlement in each case with the appropriate signature guarantee or medallion guarantee, if required.

Section 2.2    Place of Closing

The Closing shall take place at the Closing Time at the offices of Osler, Hoskin & Harcourt LLP located at 1 First Canadian Place, Toronto, Ontario M5X 1B8, or at such other place as may be agreed upon by the Vendors and the Purchaser.

ARTICLE 3

PURCHASE PRICE

Section 3.1    Purchase Price

The amount payable (the “Purchase Price”) by the Purchaser to the Vendors for each Purchased Share is $48.86.

Section 3.2    Purchase Price Per Purchased Share <= 115% of Market Price

The Parties acknowledge that, as of the date of this Agreement, the value of the consideration paid for each Purchased Share, including brokerage fees or commissions, does not exceed 115% of the Market Price.

Section 3.3    Satisfaction of Aggregate Purchase Price

The Aggregate Purchase Price shall be paid by the Purchaser at the Closing Time to the Vendors, by wire transfer of immediately available funds to or to the order of each Vendor or as each Vendor may otherwise direct in writing.

Section 3.4     Adjustment to Purchase Price

If, between the date of this Agreement and the Closing Time, MIC sets a record date that is prior to the Closing Time for the payment of a dividend or distribution on the MIC Shares, or otherwise declares, sets aside or pays any dividend or distribution prior to the Closing Time on the MIC Shares (other than its quarterly dividend in the ordinary course of business consistent with past practice not to exceed $0.55 per MIC Share), the Purchase Price shall be reduced on a per Purchased Share basis by an amount equal to the amount of such dividends or distributions per Purchased Share.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

Each Vendor and the Parent severally on behalf of itself and with respect only to itself, and not jointly or jointly and severally, represents and warrants as of the date hereof and as of the Closing Date to the Purchaser, the matters set forth below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty.

Section 4.1    Formation

The Parent and such Vendor are existing under the laws of its respective jurisdiction of incorporation, formation or continuation, as the case may be, and the Parent and such Vendor have all necessary power, authority and capacity to own its assets and to carry on its business as presently conducted.

Section 4.2    Due Authorization and Enforceability of Obligations

The Parent and such Vendor have the requisite power and capacity, as applicable, to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Parent and such Vendor. This Agreement constitutes a valid and binding obligation of each of the Parent and such Vendor enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 4.3    Ownership and Right to Sell Purchased Shares

Such Vendor is the sole registered and beneficial owner of the Purchased Shares identified as being owned by it on Schedule 1.1, free and clear of all Encumbrances, other than: (a) the GFIH Pledge, which will be released at, prior to or substantially concurrently with the Closing, (b) restrictions as exist under the Agreement and Plan of Merger between Parent and Asia Pacific Global Capital Co., Ltd. and Asia Pacific Global Capital USA Corporation, which restrictions have been waived in respect of the transactions contemplated by this Agreement, and (c) a right of first refusal in favour of GFIH in respect of the common shares of MIC held by GMIC (the “GFIH ROFR”), which restrictions have been waived in respect of the transactions contemplated by this Agreement. Such Vendor has the exclusive right to dispose of the Purchased Shares of which it is the owner as provided in this Agreement and such disposition will not violate, contravene, breach or offend against or result in any default under any contract, charter or by-law provision, Order, judgment, decree, licence, permit or Law, to which such Vendor is a party or subject or by which such Vendor is bound or affected. Except as disclosed pursuant to this Agreement and pursuant to the GFIH ROFR, there is no contract, agreement or option binding upon or which may become binding upon such Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares to be sold by such Vendor or giving anyone a claim against or a right or ability to acquire any of, or any interest in, the Purchased Shares to be sold by it.

Section 4.4    Absence of Conflicts

Subject to receipt of the Approvals and the completion of the USMI Contribution, including, to the extent required, the USMI Approvals and for such consents and waivers as have been obtained, the Parent and such Vendor are not bound or affected by or subject to:

(a)	any contract,

(b)	any constating documents, or

(c)	any order, judgment, decree, license, Laws or Governmental Authorizations,

that would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

Section 4.5    Litigation

Except for the Specified Matter, there are no claims, investigations, complaints or proceedings, including appeals and applications for review, in progress or, to the knowledge of the Parent or such Vendor, pending or threatened against or relating to the Parent, such Vendor or the Purchased Shares to be sold by such Vendor, before any Governmental Entity, which, if determined adversely to the Parent or such Vendor would:

(a)	prevent such Vendor from selling to the Purchaser the Purchased Shares to be sold by it hereunder,

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares to be sold by such Vendor as contemplated by this Agreement,

(c)	prevent the Parent or such Vendor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, or

(d)	otherwise prevent or significantly impede the completion of the transactions contemplated by this Agreement as they relate to the Parent and each Vendor,

and the Parent and such Vendor do not have knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced against it with any reasonable likelihood of success.

Section 4.6    Regulatory Approvals

Other than the Approvals, the Ontario Notice, the USMI Approvals that may be required to consummate the USMI Contribution and the filing of early warning and insider reports with any applicable securities regulatory authorities, no approval, Order, consent, license, permit, registration or other similar authorization of or filing with any Governmental Entity is required on the part of the Parent or such Vendor in connection with the execution, delivery and performance of this Agreement by it or the performance of their respective obligations under this Agreement.

Section 4.7    Private Agreement Exemption

Such Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon the Private Agreement Exemption which requires, among other things, that the Purchaser not acquire the Purchased Shares from more than five Persons in the aggregate. Such Vendor represents and warrants to the Purchaser that it has not acquired any of the Purchased Shares from any other Person in order that the Purchaser might make use of the Private Agreement Exemption. Such Vendor is not acting as nominee, agent, trustee, executor, administrator or other legal representative for any other Person in respect of any of the Purchased Shares.

Section 4.8    Brokers

No broker, investment banker, financial advisor or other Person engaged by the Parent or such Vendor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement that is or could reasonably be expected to become payable by the Purchaser or MIC or any of its subsidiaries.

Section 4.9    MIC Disclosure

Except as previously disclosed to the Purchaser (whether by either Vendor, the Parent or any other Person), as of the date of this Agreement, neither of each such Vendor nor the Parent has Knowledge of any “material fact” (as that term is defined in the Securities Act (Ontario)) concerning the business and affairs of MIC that has not been generally disclosed.

Section 4.10   Anti-Corruption and Anti-Bribery Laws

To the Knowledge of such Vendor or the Parent, such Vendor, or the Parent, and their respective subsidiaries and such of the foregoing’s respective officers, directors, supervisors, managers, agents (excluding, for certainty, those independent contractors who sell or distribute insurance products of the Parent, the Vendors or MIC and their subsidiaries, as to which no representation is given), and employees, has not directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, entertainment kickback or other payment to any person, regardless of form, whether money, property or services in violation of any applicable Laws (a) to obtain favourable treatment in securing business, (b) to pay for favourable treatment of business secured, or (c) to obtain special concessions or for special concessions already obtained; or (ii) established or maintained any fund or asset for a purpose outlined in (i) above that has not been duly recorded in the applicable Person’s books and records; and without limiting the generality of the foregoing, there have been no actions taken by or on behalf of such Vendor, the Parent or their respective subsidiaries that would cause such Person to be in violation of the Corruption of Foreign Public Officials Act (Canada) or any similar applicable anti-corruption or anti-bribery Laws.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Parent and each of the Vendors the matters set forth below and acknowledges that the Parent and the Vendors are relying on the accuracy of each such representation and warranty.

Section 5.1    Incorporation

The Purchaser is existing under the laws of its jurisdiction of incorporation and the Purchaser has all necessary power, authority and capacity to own its assets and to carry on its business as presently conducted.

Section 5.2    Due Authorization and Enforceability of Obligations

The Purchaser has the requisite power and capacity, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 5.3    Absence of Conflicting Agreements

Subject to receipt of the Approvals, neither the Purchaser, nor any affiliated Person, is bound or affected by or subject to:

(a)	any contract,

(b)	any constating documents, or

(c)	any order, judgment, decree, license, Laws or Governmental Authorizations,

that would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

Section 5.4    Litigation

There are no claims, investigations, complaints or proceedings, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser or any affiliated Person, before any Governmental Entity, which, if determined adversely to the Purchaser or such affiliated Person would:

(a)	prevent the Purchaser from purchasing the Purchased Shares or paying the Aggregate Purchase Price to the Vendors,

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement,

(c)	prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, or

(d)	otherwise prevent or significantly impede the completion of the transactions contemplated by this Agreement,

and the Purchaser does not have knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

Section 5.5    Investment Canada

The Purchaser is a “Canadian” within the meaning of the Investment Canada Act.

Section 5.6    Purchaser Regulatory Approvals

(a)

Other than the Approvals, the Ontario Notice and the filing of early warning and insider reports with applicable securities regulatory authorities, no approval, Order, consent, license, permit, registration or other similar authorization of or filing with any Governmental Entity is required on the part of the Purchaser or any affiliated Person in connection with the execution, delivery and performance of this Agreement or the performance of the Purchaser’s obligations under this Agreement.

(b)

As of the date hereof, neither the Purchaser nor the Guarantor has reason to believe that any required consents or approvals (including the Approvals) will not be received or will be received with, subject to and without limiting the effect of Section 8.1, conditions, limitations or restrictions unacceptable to it or which would adversely impact the Purchaser’s or the Vendors’ ability to complete the transactions contemplated by this Agreement.

Section 5.7    Sufficient Cash on Hand

As of the date hereof, the Purchaser has, and as of the Closing Time, the Purchaser will have, sufficient cash on hand in order to pay the Aggregate Purchase Price at Closing to the Vendors in immediately available funds. The Purchaser acknowledges and agrees that its obligations under this Agreement to purchase the Purchased Shares are not contingent or conditioned upon the Purchaser obtaining any financing to pay the Aggregate Purchase Price.

Section 5.8    Accredited Investor

The Purchaser is an “accredited investor” within the meaning of NI 45-106 or Section 73.3(1) of the Securities Act (Ontario) and was not created and is not being used solely to purchase or hold the Purchased Shares as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in Section 1.1 of NI 45-106. In addition, the Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the U.S. Securities Act of 1933, as amended, and possesses sufficient knowledge and experience with financial and business matters such that it can evaluate the risks and merits of a contemplated investment in the Purchased Shares. The Purchaser is acquiring the Purchased Shares for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any intention of distributing, selling or otherwise disposing of the Purchased Shares in violation of applicable Law. The Purchaser acknowledges that the Purchased Shares are subject to restrictions on transfer and may only be transferred in accordance with applicable Law.

Section 5.9    Private Agreement Exemption

The Purchaser acknowledges that this Agreement is being made in reliance upon the Private Agreement Exemption which requires, among other things, that no bid or offer to acquire have been made generally to holders of MIC Shares, and represents and warrants that it has not made any such bid or offer to acquire generally to holders of MIC Shares.

Section 5.10    Brokers

No broker, investment banker, financial advisor or other Person engaged by the Purchaser is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement that is or could reasonably be expected to become payable by the Parent, the Vendors or any of their affiliates (including MIC or any of its subsidiaries).

Section 5.11    Anti-Corruption and Anti-Bribery Laws

To the knowledge of the Purchaser, the Purchaser, its subsidiaries and each of their respective officers, directors, supervisors, managers, agents, and employees, has not directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, entertainment kickback or other payment to any person, regardless of form, whether money, property or services in violation of any applicable Laws (a) to obtain favourable treatment in securing business, (b) to pay for favourable treatment of business secured, or (c) to obtain special concessions or for special concessions already obtained; or (ii) established or maintained any fund or asset for a purpose outlined in (i) above that has not been duly recorded in the applicable Person’s books and records; and without limiting the generality of the foregoing, there have been no actions taken by or on behalf of the Purchaser or its subsidiaries that would cause such Person to be in violation of the Corruption of Foreign Public Officials Act (Canada) or any similar applicable anti-corruption or anti-bribery Laws.

ARTICLE 6

SURVIVAL; NON-WAIVER; LIMITATIONS

Section 6.1    Survival

All representations and warranties contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any Purchased Shares and the payment of consideration for the Purchased Shares, except that the representations and warranties in Section 4.9 and Section 4.10 shall survive and remain in full force and effect only until the date that is one (1) year following the Closing.

Section 6.2    Non-Waiver

No investigation made by or on behalf of the Purchaser or any of its authorized agents at any time shall have the effect of waiving or diminishing the scope or otherwise affecting any representation, warranty or covenant made by the Parent or either of the Vendors herein or pursuant hereto.

Section 6.3    Limitation

Notwithstanding anything else in this Agreement or under applicable Law, in no event will the Parent and the Vendors be liable in respect of any amounts arising from a breach of the representations and warranties in Section 4.9 and/or Section 4.10 for an amount in excess of 10% of the Aggregate Purchase Price in the aggregate, and, in the case of each Vendor, for an amount in excess of 10% of such Vendor’s pro rata portion of the Aggregate Purchase Price. For certainty, in no event will the Purchaser or any of its affiliates (including, for certainty, MIC and its subsidiaries) or representatives have any recourse against any affiliates, directors, officers, employees or agents of the Vendors or the Parent.

ARTICLE 7

CONDITIONS

Section 7.1    Purchaser’s Conditions Precedent

(a)

The obligation of the Purchaser to complete the transactions contemplated herein shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions which are for the exclusive benefit of the Purchaser:

(i)

the representations and warranties of each of the Parent and the Vendors set forth in Article 4 shall be true and correct in all material respects at the Closing Time with the same force and effect as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and the Purchaser shall have received a certificate of the Parent and each Vendor confirming the same signed by a duly authorized officer without personal liability;

(ii)

the Parent and each Vendor shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Time and the Purchaser shall have received a certificate of the Parent and each Vendor confirming the same signed by a duly authorized officer without personal liability;

(iii)

from the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect and the Purchaser shall have received a certificate of the Parent and each Vendor confirming the same signed by a duly authorized officer without personal liability;

(iv)	the Approvals shall have been obtained;

(v)

there shall not be in effect any applicable domestic or foreign federal, national, state, provincial or local Law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, made, issued, adopted, promulgated or applied by a Governmental Entity that makes the consummation of the purchase and sale of the Purchased Shares illegal or otherwise prohibits or enjoins any Party from consummating the purchase and sale of the Purchased Shares;

(vi)

at the Closing Time, the Purchased Shares shall represent at least 56.5% of the issued and outstanding MIC Shares and the Purchaser shall have received a certificate of the Parent and each Vendor confirming the same signed by a duly authorized officer without personal liability; and

(vii)	the Closing shall include both the GFIH Shares and the GMIC Shares.

(b)

In case any term or covenant of any of the Parent or the Vendors or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Closing Time shall not have been performed or complied with at or prior to the Closing Time in accordance with the terms of this Agreement, the Purchaser may, without limiting any other right that the Purchaser may have, waive compliance with any such term, covenant or condition in whole or in part without prejudice to any of its rights in the event of non-performance of the Parent or the Vendors of any other term, covenant or condition in whole or in part.

Section 7.2    Parent and Vendors’ Conditions Precedent

(a)

The obligation of the Parent and each Vendor to complete or cause to be completed the transactions contemplated herein shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions which are for the exclusive benefit of the Parent and each Vendor:

(i)

the representations and warranties of the Purchaser set forth in Article 5, of the Guarantor set forth in Section 10.12(b) and, if applicable, of the Assignee pursuant to Section 10.3, shall be true and correct in all material respects at the Closing Time with the same force and effect as if made at and as of such time and the Parent and each Vendor shall have received a certificate of each of the Purchaser, the Guarantor and, if applicable, the Assignee confirming the same signed by a duly authorized officer without personal liability;

(ii)

the Purchaser and, if applicable, the Assignee shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser or, if applicable, the Assignee at or prior to the Closing Time and the Parent and each Vendor shall have received a certificate of the Purchaser and, if applicable, the Assignee, confirming the same signed by a duly authorized officer without personal liability;

(iii)	the Approvals shall have been obtained;

(iv)

there shall not be in effect any applicable domestic or foreign federal, national, state, provincial or local Law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, made, issued, adopted, promulgated or applied by a Governmental Entity that makes the consummation of the purchase and sale of the Purchased Shares or the transactions contemplated by this Agreement (including, for the avoidance of doubt, any payments necessary to effect the release of the GFIH Pledge pursuant to Section 8.8) illegal or otherwise prohibits or enjoins any Party or their affiliates from consummating the transactions contemplated by this Agreement;

(v)	to the extent , in each case, necessary to satisfy the Indenture Objective, the USMI Approvals shall have been obtained.

(b)

In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of each of the Parent and the Vendors at or prior to the Closing Time shall not have been performed or complied with at or prior to the Closing Time in accordance with the terms of this Agreement, the Parent and each Vendor may, without limiting any other right that the Parent and such Vendor may have, waive compliance with any such term, covenant or condition in whole or in part without prejudice to any of its rights in the event of non-performance of the Purchaser of any other term, covenant or condition in whole or in part.

ARTICLE 8

COVENANTS

Section 8.1    Actions to Satisfy Closing Conditions and Covenants

(a)

Unless otherwise specified in this Agreement including without limitation Section 8.7(b), each Party shall use its reasonable best efforts in taking all such actions as are within its power to control and causing other actions to be taken which are not within its power to control (including, (i) in respect of the Purchaser, to cause any affiliated Persons to take such actions and (ii) in respect of the Parent and each Vendor, to cause any affiliated Persons, including MIC and the Insurance Companies, to take such actions) so as to ensure compliance with each of the conditions and covenants in Article 7 and this Article 8 which are for the benefit of the other Parties.

(b)

Within ten Business Days of the execution of this Agreement or such other date as the Parties may agree, the Purchaser shall submit to the Commissioner a request for an advance ruling certificate pursuant to section 102 of the Competition Act, or in the alternative a ‘no-action’ letter, in respect of the transactions contemplated by this Agreement. Unless the Parties mutually agree not to take such action, within fifteen Business Days of the execution of this Agreement or such other date as the Parties may agree, the Purchaser shall, and the Parent shall use its commercially reasonable efforts to cause MIC to, each make a premerger notification filing in respect of the transactions contemplated by this Agreement with the Commissioner in accordance with Part IX of the Competition Act. The Purchaser and the Parent shall, and the Parent shall use its reasonable best efforts to cause MIC to, provide to the Commissioner at the earliest practicable date all additional information, documents or other materials that may be requested by the Commissioner in connection with his review of the transactions contemplated by this Agreement.

(c)

Within ten Business Days of the execution of this Agreement, the Purchaser shall file an application (the “Insurance Application”) seeking to obtain the Insurance Act Approval and shall supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity in connection with the Insurance Act Approval or pursuant to the Insurance Companies Act. The Insurance Application shall not propose any change to MIC’s existing business plan, nor shall it propose any other change to MIC or MIC’s capital structure, organizational documents and/or corporate policies that in the opinion of the Purchaser, acting reasonably, could reasonably be expected to extend in any material respect the time it takes to obtain the Insurance Act Approval.

(d)

The Guarantor and the Purchaser shall each use its best efforts to obtain the Approvals as soon as reasonably practicable but, in any event, no later than the Outside Date. For purposes of the foregoing, “best efforts” includes proposing, negotiating, agreeing to and effecting, by undertaking, consent agreement, hold separate agreement or otherwise: (A) the sale, divestiture, licensing or disposition of all or any part of the businesses or assets of the Purchaser, the Guarantor or their respective subsidiaries (including, for greater certainty, all or any of the Purchased Shares); (B) the termination of any the Purchaser’s, the Guarantor’s or their respective subsidiaries’ existing contractual rights, relationships and obligations, or entry into or amendment of any licensing arrangements; (C) the taking of any action that, after consummation of the transactions contemplated by this Agreement, would limit the freedom of action of, or impose any other requirement on, the Purchaser with respect to the operation of one or more of its businesses, including any change to its business plan as filed with the Insurance Application or otherwise with any insurance Governmental Entity; (D) any other remedial action whatsoever that may be necessary in order to obtain the Approvals prior to the Outside Date, and (E) the acknowledgement of OSFI’s support principle letter in its standard form, provided that any such action is conditioned upon the completion of the transactions contemplated by this Agreement. The Guarantor and the Purchaser shall further use their respective best efforts to avoid, oppose, or seek to have lifted or rescinded, any application for, or any resulting injunction or restraining or other Order seeking to stop, or that otherwise adversely affects its ability to consummate, the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Purchaser, the Guarantor and their respective affiliates shall not be required to take any of the actions listed under items (A) through (E) of this paragraph to obtain the Approvals if such actions would, or would reasonably be expected to impose any conditions or restrictions on any businesses, product lines or assets of any entities other than (i) the Purchaser, the Guarantor and their respective subsidiaries, and (ii) from and after Closing, MIC and its subsidiaries, to the extent that any required actions can be effected, directly or indirectly, through ownership of the Purchased Shares and, for greater certainty, the foregoing shall not require any action or inaction by any nominee of the Purchaser and/or the Guarantor to the board of directors of MIC or its subsidiaries.

(e)

The Parties shall co-operate with each other in relation to, and keep the other Parties informed as to the status of, the proceedings relating to the Approvals. The Guarantor and the Purchaser, on the one hand, and the Parent and the Vendors on the other hand, shall provide each other with copies of all proposed applications, notifications, filings and other material communications to Governmental Entities in draft form, except to the extent such communications contain competitively sensitive information (in which case, in the case of Competition Act Approval, such information shall be provided on an external counsel-only basis) or information addressing confidential regulatory matters. The Guarantor and the Purchaser, on the one hand, and the Parent and the Vendors on the other hand, shall promptly notify the others of any material communication from any Governmental Entity in connection with the Approvals, including in the case of Competition Act Approval, a copy of such communication.

(f)	In connection with seeking the Approvals:

(i)

neither the Guarantor nor the Purchaser, on the one hand, nor the Parent and the Vendors, on the other hand, shall participate, or permit its or their respective affiliates or representatives to participate (including in the case of the Parent and the Vendors, using commercially reasonable efforts to cause MIC not to participate), in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with seeking the Competition Act Approval, unless it or they consult(s) with the other(s) in advance and, to the extent not prohibited by such Governmental Entity, gives the other(s) the opportunity to attend and participate;

(ii)

the Guarantor and the Purchaser, on the one hand, and the Parent and the Vendors, on the other hand, shall, to the extent reasonably practicable, consult with the other(s) in advance of and give the other(s) the opportunity to attend and participate in, any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with seeking the Insurance Act Approval; and

(iii)

the Guarantor and the Purchaser, on the one hand, and the Parent and the Vendors, on the other hand, shall allow the other(s) to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions in connection with the Competition Act Approval and the Insurance Act Approval, and consider such comments in good faith.

(g)	The Guarantor and the Purchaser shall promptly notify the Parent and the Vendors, and the Parent and the Vendors shall promptly notify the Guarantor and the Purchaser upon:

(i)	becoming aware of any Order or any complaint requesting an Order restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated under this Agreement; or

(ii)	receiving any notice from any Governmental Entity of its intention:

(A)	to institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; or

(B)	to nullify or render ineffective this Agreement or the transactions contemplated by this Agreement if consummated.

(h)	Following the Closing, the Purchaser shall not, directly or indirectly, resell, distribute or otherwise dispose of the Purchased Shares other than in compliance with applicable Law.

(i)

The Parent shall use its reasonable best efforts to cause some or all of the capital stock of USMI to be contributed to Genworth Holdings prior to the Closing (the “USMI Contribution”) so that the sale of the Purchased Shares and the transactions contemplated by this Agreement comply with the terms and conditions of the Indentures (the “Indenture Objective”). The USMI Contribution shall be conducted in accordance with all applicable rules and regulations of the U.S. Securities and Exchange Commission and other applicable Laws.

Section 8.2    Exclusivity

The Parent and the Vendors agree that from the date hereof until the earlier of: (a) if the Agreement is terminated other than pursuant to Section 9.1(a)(iv), then the Business Day following the date of such termination, and (b) if the Agreement is terminated pursuant to Section 9.1(a)(iv), then ten (10) Business Days following the date of such termination, neither they nor any of their affiliates will, directly or indirectly, except as expressly permitted by the following sentence, sell, transfer or dispose of, or agree to sell, transfer or dispose of, any Purchased Shares, or solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or enter into any agreement, arrangement or understanding with, any Person (in each case, other than the Purchaser) relating to any sale, transfer or disposition of the Purchased Shares (each, a “Competing Transaction”), or take any other action of any kind which would reasonably be regarded as likely to reduce the success of, or materially delay or interfere with the completion of, the transactions contemplated by this Agreement. The Parent and the Vendors will be permitted to sell, transfer or dispose of, or agree to sell, transfer or dispose of, Purchased Shares pursuant to pro rata dispositions (in the aggregate) by the Vendors pursuant to share repurchase programs of MIC in effect from time to time provided that the price of any sale, transfer or disposition is below the Purchase Price. The Parent and the Vendors will, and will cause each of their respective affiliates to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Competing Transaction.

Section 8.3    Non-Solicitation

The Purchaser agrees that, until the later of (i) Closing and (ii) the termination of this Agreement in accordance with its terms, neither it nor any of its affiliates will, directly or indirectly, solicit, initiate, knowingly encourage or otherwise facilitate discussions (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Parent, either of the Vendors or their respective subsidiaries (including MIC and its subsidiaries)) with any third party regarding a Business Combination.

Section 8.4    Boards of Directors of MIC and the Insurance Companies

(a)

At or immediately after the Closing Time, the Parent shall cause the nominees of the Parent, other than the Chief Executive Officer of MIC, on the board of directors of each of MIC and the Insurance Companies, as applicable (the “Parent Nominees”), to resign from such positions.

(b)

The Parent and each Vendor shall use its commercially reasonable efforts to cause the board of directors of MIC to replace the vacancies created by the resignation of the Parent Nominees at or immediately after the Closing Time with nominees of the Purchaser, subject to compliance with applicable Laws and the terms of any of the Approvals and provided that each such nominee is qualified to act as a director in accordance with applicable Laws and stock exchange requirements.

Section 8.5    Registration Rights Agreement

At the Closing Time, the Vendors shall assign the Registration Rights Agreement to the Purchaser, and the Purchaser shall agree in writing to be subject to and bound by all the terms and conditions of the Registration Rights Agreement.

Section 8.6    Records and Assistance

(a)

The Purchaser shall take all reasonable steps to preserve and keep all copies of records of MIC delivered to it in connection with the completion of the transactions contemplated by this Agreement and, from and after Closing, shall use commercially reasonable efforts to cause MIC to preserve all of its records, in each case, for a period of at least six years from the Closing Date, or for any longer period as may be required by any Laws or Governmental Entity, and shall, subject to any confidentiality obligations owing to MIC, make such records available to the Vendors as may be reasonably requested by them from time to time. The Purchaser shall use commercially reasonable efforts to cause MIC to make such records available to the Vendors as may be reasonably requested by them from time to time.

(b)

Subject to any confidentiality obligations owing to MIC in respect of any data or other information regarding MIC or its business, the Vendors, the Parent and the Purchaser shall co-operate with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for (i) financial reporting, and (ii) the preparation of any tax filings in respect of any taxable periods including or preceding the transactions contemplated by this Agreement, and, prior to Closing, the Vendors and the Parent, and following Closing, the Purchaser, shall use commercially reasonable efforts to cause MIC to so co-operate.

(c)

Subject to any requirements to return or destroy any confidential information of MIC and its subsidiaries on or after Closing or any other obligations owing to MIC, the Vendors and the Parent shall take commercially reasonable steps to preserve and keep all copies of records in their respective control relating to MIC and, from and after Closing, shall preserve such records, in each case, for a period of at least six years from the Closing Date, or for any longer period as may be required by any Laws or Governmental Entity, and shall, subject to any confidentiality obligations owing to MIC, make such records available to the Purchaser as may be reasonably requested from time to time.

(d)

Prior to Closing, the Vendors and the Parent shall afford the Purchaser’s Representatives (as defined in the Confidentiality Agreement) prompt access from time to time to such information on MIC’s capital plan and such other information regarding MIC and its business that is shared by MIC with the Vendors and/or the Parent as may be reasonably requested by the Purchaser. Any information provided under this section will constitute “Confidential Information” under the Confidentiality Agreement and be received subject to the Confidentiality Agreement.    In addition, the Vendors and the Parent shall each use commercially reasonable efforts prior to Closing to cause the Chief Financial Officer of MIC and such other personnel of MIC as the Purchaser may reasonably request to make themselves reasonably available to meet with the Purchaser and take such other reasonable steps as are necessary to enable the Guarantor to consolidate MIC in its financial reports after the Closing.

Section 8.7    Conduct Prior to Closing

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)

each Vendor and the Parent shall use commercially reasonable efforts to cause MIC to: (i) conduct its business in the ordinary course of business; and (ii) maintain and preserve intact MIC’s current organization, business, franchise, credit ratings and regulatory standing (including its continued compliance with the Mortgage Insurer Capital Adequacy Test prescribed by OSFI) and to preserve the rights, franchises, goodwill and relationships of MIC’s employees, customers, lenders, suppliers, regulators and others having business relationships with MIC or any of its subsidiaries;

(b)

each Vendor and the Parent shall not cause MIC to, and shall use commercially reasonable efforts to prevent MIC and its subsidiaries from taking, including by exercising the rights of such Vendor and the Parent under the Shareholder Agreement, any action that would cause any of the following to occur with respect to MIC or any of its subsidiaries:

(i)	an amendment of the charter, by-laws or other organizational documents of MIC;

(ii)	a split, combination or reclassification of any shares of capital stock of MIC;

(iii)

an issuance or sale of any of capital stock by MIC, other than: (A) on conversion, exchange or exercise of options, warrants or other rights to purchase or obtain any of its capital stock outstanding on the date of this Agreement, and (B) the grant of options, warrants or other rights to purchase or obtain any of its capital stock (and any conversion, exchange or exercise thereof) in the ordinary course of business and consistent with past practice under MIC’s existing equity compensation program;

(iv)	an issuance or sale of any capital stock by a subsidiary of MIC, other than to MIC or a wholly-owned subsidiary of MIC;

(v)

incurrence, assumption or guarantee of any material indebtedness for borrowed money to the extent of the rights of such Vendor and the Parent under the Shareholder Agreement, except, for certainty, current obligations and liabilities incurred in the ordinary course of business;

(vi)

a sale or other disposition of any assets material to the business of MIC and its subsidiaries, taken as a whole, to the extent of the rights of such Vendor and the Parent under the Shareholder Agreement;

(vii)

an acquisition, by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any person or any division thereof for consideration, if such acquisition would be material to the business of MIC and its subsidiaries, taken as a whole, to the extent of the rights of such Vendor and the Parent under the Shareholder Agreement;

(viii)

adoption by MIC of any plan of merger, consolidation, reorganization, liquidation or dissolution or the making by MIC or any subsidiary of a filing of a petition in bankruptcy under any provisions of bankruptcy Law or consent to the filing of any bankruptcy petition against it; and

(ix)	entrance into any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing;

provided that, the foregoing shall not require any action or inaction by the Parent Nominees, and such obligations shall be limited to actions that may be taken by the Vendors in their capacities as shareholders of MIC and by the Parent and the Vendors as counterparties to certain agreements with MIC; and

(c)

except as required by Law or in connection with the Approvals, each Vendor and the Parent shall not enter into any agreement, or amend or terminate any existing agreement, between or among MIC or any of its subsidiaries, on the one hand, and a Vendor or the Parent or any of their respective affiliates (other than MIC and its subsidiaries) on the other hand.

Section 8.8    GFIH Pledge.

To the extent not prohibited by any applicable Law or Order, the Parent and each Vendor shall take all actions as may be necessary to ensure that any amounts that become due under the Genworth Term Loan Facility as a result of the transactions contemplated by this Agreement are paid to the applicable lenders under the Genworth Term Loan Facility substantially concurrently with the Closing so as to eliminate the GFIH Pledge substantially concurrently with the Closing; provided that nothing in this Section 8.8 shall be construed to require Parent, the Vendors or their affiliates to settle, or otherwise restrict Parent’s, the Vendors’ or their affiliates’ discretion in defending, the Specified Matter. The Purchaser shall, at the sole cost and expense of the Parent and the Vendors, reasonably cooperate with the Parent and the Vendors to facilitate such repayment.

ARTICLE 9

TERMINATION

Section 9.1    Termination

(a)	This Agreement may be terminated at any time prior to the Closing Date:

(i)	by the mutual written agreement of the Parties;

(ii)

by any Party if the Closing has not occurred on or prior to the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(ii) shall not be available to a Party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii)

by any Party if, after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the purchase and sale of the Purchased Shares illegal or otherwise permanently prohibits or enjoins the Parent, the Vendors or the Purchaser from consummating the transactions contemplated by this Agreement, and such Law has, if applicable, become final and non-appealable;

(iv)

by the Purchaser if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Vendors set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.1 not to be satisfied in any material respect, and such breach or failure is incapable of being cured or is not cured on or prior to the Outside Date in accordance with the terms of Section 9.1(b); or

(v)

by the Parent and the Vendors if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2 not to be satisfied in any material respect, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 9.1(b).

(b)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 9.1(a)(iv) and the Parent and the Vendors may not elect to exercise this right to terminate this Agreement pursuant to Section 9.1(a)(v), unless the applicable Party seeking to terminate this Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, or incorrect representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured promptly (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right unless such matter has not been cured by the date that is 10 Business Days following receipt of such Termination Notice by the Breaching Party.

(c)

If this Agreement is terminated, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party, except that: (a) in the event of termination, Article 1, Section 8.2, this Article 9 and Article 10 shall survive, and (b) no Party shall be relieved of any liability for any breach by it of this Agreement.

ARTICLE 10

GENERAL

Section 10.1   Expenses

Except as otherwise provided in this Agreement, each Party shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement, as well as any other fees, costs and expenses incurred by them in connection herewith. The Purchaser shall be responsible for the filing fee in respect of Competition Act Approval.

Section 10.2   Public Notices

The Parties, acting reasonably, shall mutually agree on the form of initial press release to be issued by each of them with respect to the transactions contemplated by this Agreement as soon as practicable after execution of this Agreement (each, an “Approved Press Release”). All other public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement shall be consistent in all material respects with the contents of the Approved Press Releases. No Party shall issue any public notices, press releases or other publicity concerning the transactions contemplated by this Agreement that are not consistent in all material respects with the Approved Press Releases without the prior approval of the other Parties, such approval not to be unreasonably withheld, unless such disclosure is required to meet the timely disclosure obligations of any Party (or its affiliates) under applicable Laws and stock exchange rules, in which case a copy of such disclosure will be provided to the other Parties as soon as reasonably practicable following the time at which it is made to the applicable regulatory authority. For certainty, the Parties acknowledge that: (a) a copy of this Agreement will be filed publicly with applicable securities regulatory authorities; and (b) this Section 10.2 shall not serve to limit any disclosure by MIC or its subsidiaries.

Section 10.3   Benefit of the Agreement

This Agreement shall enure to the benefit and be binding upon the Parties and their respective successors and permitted assigns. Except as permitted by the immediately following sentence, no Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties. Prior to Closing, the Purchaser intends to assign this Agreement and all of its rights and obligations hereunder (the “Assignment”) to one of its affiliates (the “Assignee”), provided that, (i) in addition to one or more affiliates of the Guarantor, the direct or indirect investors in the Assignee may only be one or more institutional investors disclosed by the Purchaser to the Parent (and agreed to by the Parent) prior to the date of this Agreement and (ii) the investment structure by which the investors invest in the Assignee shall be consistent in all material respects with the investment structure informally proposed to OSFI by telephone conversation on August 8, 2019 and no single third party investor shall hold, directly or indirectly, an interest in the Assignee that is greater than the interest in the Assignee held, directly or indirectly, by the Guarantor or Brookfield Asset Management Inc. Notwithstanding any other provision of this Agreement, the Assignment is expressly permitted by this Agreement and shall not require the prior written consent of the Parent or either Vendor, provided that: (a) the Assignment shall not release the Purchaser from any liability or obligation under this Agreement; (b) the Assignee shall remain an affiliate of the Purchaser until after Closing; (c) the Purchaser shall not include investors or otherwise implement the Assignment in a manner that adversely affects the Purchaser’s ability to obtain all Approvals or impacts or delays in any material respect the timing of receipt thereof; and (d) the Assignee, in an instrument reasonably acceptable to Parent and Vendors, assumes the Purchaser’s obligations under this Agreement and makes for itself, to and for the benefit of Parent and the Vendors, each of the representations and warranties made by Purchaser herein.

Section 10.4   Notices

Unless otherwise expressly provided herein, any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 10.4 referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by e-mail:

(a)	if to the Parent and the Vendors:

c/o Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230, United States

Attention: Ward Bobitz and Rick Oelhafen

Email: Ward.Bobitz@genworth.com and Rick.Oelhafen@genworth.com with a copy to (which shall not constitute Notice):

Osler, Hoskin & Harcourt LLP

100 King Street West

1 First Canadian Place, Suite 6200, P.O. Box 50

Toronto, ON M5X 1B8

Canada

Attention: Michael Innes and Alex Gorka

Email: MInnes@osler.com and AGorka@osler.com

and to (which shall not constitute Notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004, United States

Attention: Mark J. Menting

Email: mentingm@sullcrom.com

(b)	if to Purchaser

Brookfield Business Partners L.P.

c/o Brookfield Asset Management

Brookfield Place

181 Bay Street Suite 300

Toronto, Ontario M5J 2T3

Attention: David Nowak

Email: David.Nowak@brookfield.com

with a copy to (which shall not constitute Notice):

Torys LLP

79 Wellington St. W., 30th Floor, Box 270

TD South Tower

Attention: Karrin Powys-Lybbe

Email: kpowys-lybbe@torys.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 10.4.

Section 10.5   Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

Section 10.6   Third Party Beneficiaries

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties. No Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

Section 10.7   Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties.

Section 10.8   Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 10.9   Further Assurances

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before, on or after the Closing Date.

Section 10.10 Remedies

Each of the Parties agrees that, in the event of any breach of this Agreement, the aggrieved Party (or Parties) shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief within the applicable statutory period.

Section 10.11 Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by PDF and all such counterparts and PDFs shall together constitute one and the same agreement.

Section 10.12 Guarantee

(a)

The Guarantor hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of the Purchaser (or the Assignee) under this Agreement in accordance with the terms hereof, including, for certainty, the payment of the Aggregate Purchase Price. If any default shall be made by the Purchaser (or the Assignee) in the performance of any such obligations, then Guarantor shall fully satisfy such obligation and make such payments upon written notice from the Vendors specifying such default. The Vendors shall not be required to initiate legal proceedings against the Purchaser (or the Assignee) prior to proceeding against the Guarantor under this Section 10.12.

(b)	The Guarantor represents and warrants as follows:

(i)

the Guarantor is an exempted limited partnership governed by the laws of Bermuda, the general partner of the Guarantor is a company governed by the laws of Bermuda, and each of the Guarantor and its general partner are validly existing and in good standing under the laws of Bermuda;

(ii)	the Guarantor and its general partner have all necessary power, authority and capacity to enter into this Agreement and carry out their obligations under this Agreement;

(iii)

the execution and delivery by the general partner on behalf of the Guarantor of this Agreement and the performance by the general partner (in its capacity as general partner) and the Guarantor of their obligations hereunder have been duly approved by all requisite action of the Guarantor and its general partner; and

(iv)

this Agreement constitutes a valid and binding obligation of the Guarantor and the general partner in its capacity as general partner of the Guarantor, enforceable against the Guarantor in accordance with its terms.

[Remainder of page intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement.

GENWORTH FINANCIAL, INC.

By:	/s/ Kevin D. Schneider

Name:	Kevin D. Schneider
Title:	Executive Vice President and Chief Operating Officer

GENWORTH FINANCIAL INTERNATIONAL HOLDINGS, LLC

By:	/s/ Kevin D. Schneider

Name:	Kevin D. Schneider
Title:	President and Chief Executive Officer

GENWORTH MORTGAGE INSURANCE CORPORATION

By:	/s/ Rohit Gupta

Name:	Rohit Gupta
Title:	President and Chief Executive Officer

Share Purchase Agreement

BROOKFIELD BBP CANADA HOLDINGS INC.

By:	/s/ David Nowak

Name:	David Nowak
Title:	Managing Partner

BROOKFIELD BUSINESS PARTNERS L.P., solely for purposes of Section 5.6, Article 8 and Article 10, by its general partner BROOKFIELD BUSINESS PARTNERS LIMITED

By:	/s/ Jane Sheere

Name:	Jane Sheere
Title:	Secretary

Share Purchase Agreement

SCHEDULE 1.1

PURCHASED SHARES

Name of Vendor	Number and Class of MIC Shares
Genworth Financial International Holdings, LLC	34,799,545 Common Shares

Genworth Mortgage Insurance Corporation	14,145,100 Common Shares